Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Raises 2026 Full-Year Financial Guidance Building on

Strong Second Quarter Results

– Raises full-year 2026 LINZESS® (linaclotide) U.S. net sales guidance to $1.15 - $1.20 billion, representing greater than 30% increase year-over-year; Raises total revenue guidance to $460 - $485 million and adjusted EBITDA guidance to greater than $310 million –

– Q2 2026 LINZESS U.S. net sales of $282 million; $555 million year-to-date representing 44% year-over-year growth –

– Total revenue of $113 million, GAAP net income of $51 million and adjusted EBITDA of $83 million in Q2 2026; repaid $200 million convertible notes with cash on hand –

– Confirmatory Phase 3 STARS-2 trial of apraglutide in short bowel syndrome with intestinal failure (SBS-IF) now actively recruiting patients –

BOSTON, Mass., August 6, 2026 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases, today reported its second quarter 2026 results and recent business performance.

“Throughout the first half of the year, we have remained laser focused on meaningful execution of our three strategic priorities: maximizing LINZESS, advancing apraglutide, and delivering sustained profits and cash flows,” said Tom McCourt, chief executive officer of Ironwood. “We are pleased to report a second consecutive quarter of strong performance for LINZESS, fueled by improved net price and mid-single digit prescription demand growth which supported our decision to raise our full-year 2026 financial guidance. We also repaid our $200 million convertible notes during the quarter using cash on hand and remain committed to further debt reduction and strengthening our balance sheet through year end.”

“Importantly, we initiated STARS-2 and are actively recruiting patients in this confirmatory Phase 3 trial of apraglutide with the goal that it will be the first long-acting GLP-2 analog to market. Based on the positive Phase 3 STARS data and the confirmatory design of STARS-2, we are confident that apraglutide has the potential to be a best-in-class therapy for people with short bowel syndrome with intestinal failure, a condition with significant unmet need,” McCourt continued. “With Dr. Jeffrey Silber now serving as chief medical officer and head of research and drug development, his proven clinical development leadership further strengthens our ability to advance apraglutide and bring it to patients as quickly as possible.”

Second Quarter 2026 Financial Highlights1

(in thousands, except for per share amounts)

	Q2 2026	Q2 2025
Total revenue	$113,041	$85,239
Total costs and expenses	33,734	39,918
GAAP net income	51,291	23,599
GAAP net income – per share basic	0.31	0.15
GAAP net income – per share diluted	0.31	0.14
Adjusted EBITDA[1]	83,042	50,101
Non-GAAP net income	51,495	23,623
Non-GAAP net income per share – basic	0.31	0.15
Non-GAAP net income per share – diluted	0.31	0.14

1 Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Second Quarter Corporate Highlights

U.S. LINZESS

•	In May 2026, the U.S. Food and Drug Administration (FDA) approved the use of LINZESS in pediatric patients 2 years of age and older with functional constipation (FC). LINZESS remains the only FDA-approved prescription therapy for pediatric FC.

•	Prescription Demand: Total LINZESS demand in the second quarter of 2026 was 59.8 million LINZESS capsules, a 4% increase compared to the second quarter of 2025, per IQVIA. Based on this performance, we raised our U.S. LINZESS net sales guidance, which now reflects a mid-single digit percentage demand growth.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $282.3 million in the second quarter of 2026, a 14% increase compared to $248.0 million in the second quarter of 2025. Ironwood and AbbVie share equally in U.S. brand collaboration profits.

•	Q2 2026 LINZESS U.S. net sales growth year-over-year was driven by 4% demand growth and significantly improved net price due to elimination of inflationary rebates and favorable time-phasing of gross-to-net rebate reserves in the second quarter of 2026 relative to 2025.

•	LINZESS commercial margin was 78% in the second quarter of 2026, compared to 69% in the second quarter of 2025. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

•	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $214.6 million in the second quarter of 2026, a 30% increase compared to $164.9 million in the second quarter of 2025. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $110.0 million in collaboration revenue in the second quarter of 2026 related to sales of LINZESS in the U.S., a 28% increase compared to $85.7 million for the second quarter of 2025. See the U.S. LINZESS Commercial Collaboration table at the end of the press release.

Apraglutide

•	Ironwood initiated and is actively recruiting patients for STARS-2, (NCT07742735) a confirmatory Phase 3 clinical trial of apraglutide for patients with SBS-IF dependent on parenteral support (“PS”), a severe chronic malabsorptive condition. STARS-2 is a 24-week global, randomized, double-blind, placebo-controlled trial. The primary endpoint is relative change from baseline in actual weekly PS volume. Secondary endpoints also to be measured at week 24 for the overall population include clinical response (defined as a 20% reduction in PS volume), number of days of PS per week, and enteral autonomy.

•	Apraglutide is a once-weekly, long-acting synthetic glucagon-like peptide-2 (“GLP-2”) analog with the potential to treat a range of rare GI diseases in which GLP-2 can play a central role in addressing disease pathophysiology. Based on positive data generated from the STARS Phase 3 trial, Ironwood believes apraglutide has the potential to be a best-in-class therapeutic to improve the standard of care for adult patients with SBS who are dependent on PS, as the first and only GLP-2 to achieve a statistically significant reduction in weekly PS volume with once-weekly administration.

•	In May 2026, during the 2026 Digestive Disease Week (DDW) conference, Ironwood presented data pooled from studies in the STARS clinical program - including the Phase 2 STARS Nutrition study, STARS Phase 3 randomized placebo-controlled study, and the ongoing open-label extension study STARS Extend. In this analysis, apraglutide showed a safety profile consistent with previous studies. These findings build on the positive data previously announced in 2024.

Corporate Updates

•	In May, Ronald Silver, Ironwood’s Corporate Controller and Chief Accounting Officer, was appointed as Interim Chief Financial Officer, following the resignation of Gregory Martini.

•	In July, Dr. Jeffrey Silber joined Ironwood as Chief Medical Officer and Head of Research and Drug Development, following the retirement of Dr. Michael Shetzline. With broad medical and scientific leadership expertise, Dr. Silber will lead Ironwood’s next phase of R&D strategy and execution.

Second Quarter 2026 Financial Results

•	Total Revenue. Total revenue in the second quarter of 2026 was $113.0 million, compared to $85.2 million in the second quarter of 2025.

•	Total revenue in the second quarter of 2026 consisted of $110.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $3.0 million in royalties and other revenue. Total revenue in the second quarter of 2025 consisted of $85.7 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and ($0.5) million in royalties and other revenue.

•	Total Costs and Expenses. Total costs and expenses in the second quarter of 2026 were $33.7 million, compared to $39.9 million in the second quarter of 2025.

•	Total costs and expenses in the second quarter of 2026 consisted of $22.4 million in R&D expenses and $11.3 million in selling, general and administrative (“SG&A”) expenses. Total costs and expenses in the second quarter of 2025 consisted of $23.4 million in R&D expenses, $16.8 million in SG&A expenses, and ($0.3) million in restructuring expenses.

•	Interest Expense. Interest expense was $7.2 million in the second quarter of 2026, in connection with Ironwood’s convertible senior notes, which were paid at maturity in June 2026, and revolving credit facility. Interest expense was $8.4 million in the second quarter of 2025 in connection with Ironwood’s convertible senior notes and revolving credit facility.

•	Interest and Investment Income. Interest and investment income was $1.6 million in the second quarter of 2026 and $0.8 million in the second quarter of 2025.

•	Other. Other income was insignificant in the second quarter of 2026 and in the second quarter of 2025 and pertained to a gain recorded for pension-related activities.

•	Income Tax Expense. Ironwood recorded $22.4 million of income tax expense in the second quarter of 2026, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $14.2 million of income tax expense in the second quarter of 2025, the majority of which was non-cash, as Ironwood continued to utilize net operating losses to offset taxable income for federal purposes and in many states.

•	GAAP Net Income. GAAP net income was $51.3 million, or $0.31 per share (basic and diluted) in the second quarter of 2026, compared to GAAP net income of $23.6 million, or $0.15 per share (basic) and $0.14 per share (diluted) in the second quarter of 2025.

•	Non-GAAP Net Income. Non-GAAP net income was $51.5 million, or $0.31 per share (basic and diluted), in the second quarter of 2026, compared to non-GAAP net income of $23.6 million, or $0.15 per share (basic) and $0.14 per share (diluted), in the second quarter of 2025.

•	Non-GAAP net income excludes the impact of amortization of acquired intangible assets, and net restructuring expenses, all net of tax effect. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $83.0 million in the second quarter of 2026, compared to $50.1 million in the second quarter of 2025.

•	Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization, from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended the second quarter of 2026 with $79.1 million of cash and cash equivalents, compared to $215.5 million of cash and cash equivalents at the end of 2025.

•	The outstanding principal balance on the revolving credit facility was $385.0 million as of June 30, 2026, with $165.0 million of remaining borrowing capacity available under the facility.

•	Ironwood generated $58.3 million in cash from operations in the second quarter of 2026, compared to $15.1 million in cash from operations in the second quarter of 2025.

•	Ironwood had $112.7 million in accounts receivable as of June 30, 2026, primarily related to second quarter 2026 collaboration revenues.

•	Ironwood repaid in full the $200 million aggregate principal amount of its 1.50% convertible senior notes at their scheduled maturity in June 2026 using available cash on hand.

•	Ironwood 2026 Financial Guidance. Ironwood is raising its 2026 financial guidance and now expects:

	Prior 2026 Guidance (May 2026)	Updated 2026 Guidance (August 2026)
U.S. LINZESS Net Sales	$1.125 to $1.175 billion Driven by improved net price and low-single digit percentage demand growth	$1.15 to $1.20 billion Driven by improved net price and mid-single digit percentage demand growth
Total Revenue[1]	$450 to $475 million	$460 to $485 million
Adjusted EBITDA[2]	>$300 million	>$310 million

1 Ironwood’s U.S. collaborative arrangements revenue includes reimbursement from AbbVie for a portion of Ironwood’s commercial expenses related to sales of LINZESS in the U.S.

2 Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, and depreciation and amortization from GAAP net income (loss). For purposes of this guidance, we have assumed that Ironwood will not incur material expenses related to business development activities in 2026. Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude amortization of acquired intangible assets, and net restructuring expenses, all net of tax effect. Non-GAAP adjustments are further detailed below:

•	Amortization of acquired intangible assets are non-cash expenses arising in connection with the acquisition of VectivBio, which is considered to be non-recurring.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Restructuring expenses include costs associated with exit and disposal activities.

•	Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income (loss). The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, August 6th, 2026, to discuss its second quarter results and recent business activities. Individuals interested in participating in the call should dial (888) 596-4144 (U.S.) or (646) 968-2525 (international) using conference ID number and event passcode 3647053. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com. The call will be available for replay via telephone starting Thursday, August 6, 2026, at approximately 11:30 a.m. Eastern Time, running through 11:59 p.m. Eastern Time on Thursday, August 20, 2026. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) using conference ID number 3647053. The archived webcast will be available on Ironwood’s website for one year beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases. Ironwood is advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for short bowel syndrome patients who are dependent on parenteral support. In addition, Ironwood has been a pioneer in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for the treatment of irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Building upon our history of innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, with a site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C in adults and pediatric patients 7 years of age and older. LINZESS has also been shown to relieve constipation, infrequent stools, hard stools, straining and incomplete evacuation associated with CIC in adult patients. LINZESS relieves constipation in children and adolescents aged 2 to 17 years with functional constipation.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of IBS-C in adults and pediatric patients 7 years of age and older, CIC in adults and functional constipation (FC) in pediatric patients 2 years of age and older. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with Grand Life Sciences for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of irritable bowel syndrome with constipation (IBS-C) in adults and pediatric patients 7 years of age and older, chronic idiopathic constipation (CIC) in adults, and functional constipation (FC) in pediatric patients 2 years of age and older.

IMPORTANT SAFETY INFORMATION

WARNING:

RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age; in nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Risk of Serious Dehydration in Pediatric Patients Less Than 2 Years of Age

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of adult patients with IBS-C or CIC treated with LINZESS 145 mcg or 290 mcg once daily, and in <1% of adult patients with CIC treated with LINZESS 72 mcg once daily. In pediatric patients, diarrhea was also the most common adverse reaction in clinical trials of patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC treated with LINZESS. In two double-blind trials, diarrhea was reported in 4% of pediatric patients 6 to 17 years of age with FC treated with LINZESS 72 mcg once daily, and 7% and 8% of pediatric patients 7 to 17 years of age with IBS-C treated with LINZESS 145 mcg and 290 mcg once daily, respectively. In clinical trials, severe diarrhea was reported in one pediatric patient with FC treated with LINZESS 72 mcg once daily and in one pediatric patient with IBS-C treated with LINZESS at a dose higher than the recommended 145 mcg once daily dosage for IBS-C. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In adult patients with IBS-C or CIC: diarrhea, abdominal pain, flatulence and abdominal distension.

•	In pediatric patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC: diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the commercial potential of LINZESS; Ironwood’s financial performance and results, and guidance and expectations related thereto; LINZESS prescription demand growth, LINZESS U.S. net sales, total revenue and adjusted EBITDA in 2026; our commitment to further debt reduction and strengthening our balance sheet and the timing to achieve thereof; anticipated recruitment in our STARS-2 trial; the goal of bringing the first long-acting, once-weekly GLP-2 analog to market; and our belief that apraglutide has the potential to become a best-in-class, long-acting GLP-2 therapy for people with SBS-IF. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, and our other product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for apraglutide, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical studies and clinical trials may not be replicated in later trials and earlier-stage clinical trials may not be predictive of the results we may obtain in later-stage clinical trials or of the likelihood of regulatory approval; the risk that apraglutide will not be approved by the FDA or other regulatory agencies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS, apraglutide or our other product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide, apraglutide and other product candidates, that patents for linaclotide, apraglutide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of apraglutide is not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent Securities and Exchange Commission filings.

Investors and Media:

Chris Stamm

Vice President, Investor Relations and Communications

cstamm@ironwoodpharma.com

Investors:
Precision AQ
Stephanie Ascher
Stephanie.Ascher@precisionaq.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$79,127	$215,456
Accounts receivable, net	112,732	46,745
Prepaid expenses and other current assets	7,342	11,977
Total current assets	199,201	274,178
Property and equipment, net	2,913	3,408
Operating lease right-of-use assets	8,443	9,340
Intangible assets, net	1,633	2,040
Deferred tax assets	69,064	103,433
Other assets	3,874	4,502
Total assets	$285,128	$396,901
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$911	$2,898
Accrued research and development costs	3,124	3,149
Accrued expenses and other current liabilities	25,534	33,239
Current portion of operating lease liabilities	3,285	3,252
Current portion on convertible senior notes	-	199,680
Total current liabilities	32,854	242,218
Operating lease obligations, net of current portion	8,581	9,870
Revolving credit facility	385,000	385,000
Other liabilities	20,536	21,648
Total liabilities	446,971	658,376
Total stockholders’ deficit	(161,843)	(261,835)
Total liabilities and stockholders’ deficit	$285,128	$396,901

Condensed Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$113,041	$85,239	$219,547	$126,382

Costs and expenses:
Research and development	22,421	23,373	44,361	50,805
Selling, general and administrative	11,313	16,795	23,346	41,055
Restructuring, net	-	(250)	(40)	18,309
Total costs and expenses	33,734	39,918	67,667	110,169
Income from operations	79,307	45,321	151,880	16,213
Other income (expense):
Interest expense and other financing costs	(7,203)	(8,356)	(16,344)	(16,426)
Interest and investment income	1,585	818	3,283	1,687
Other	42	39	84	76
Other income (expense), net	(5,576)	(7,499)	(12,977)	(14,663)
Income before income taxes	73,731	37,822	138,903	1,550
Income tax expense	(22,440)	(14,223)	(46,839)	(15,337)
GAAP net income (loss)	$51,291	$23,599	$92,064	$(13,787)

GAAP net income (loss) per share—basic	$0.31	$0.15	$0.56	$(0.09)
GAAP net income (loss) per share—diluted	$0.31	$0.14	$0.55	$(0.09)

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss)	$51,291	$23,599	$92,064	$(13,787)
Adjustments:
Amortization of acquired intangible assets	204	204	407	407
Restructuring expenses, net	-	(250)	(40)	18,309
Tax effect of adjustments	-	70	10	(4,533)
Non-GAAP net income	$51,495	$23,623	$92,441	$396

A reconciliation between basic net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss) per share – basic	$0.31	$0.15	$0.56	$(0.09)
Adjustments to GAAP net income per share (as detailed above)	-	-	-	0.09
Non-GAAP net income (loss) per share – basic	$0.31	$0.15	$0.56	$-
Weighted average number of common shares used to calculate net income (loss) per share — basic	164,405	161,723	163,930	161,350

A reconciliation between diluted net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss) per share – diluted	$0.31	$0.14	$0.55	$(0.09)
Adjustments to GAAP net income per share (as detailed above)	-	-	-	0.09
Non-GAAP net income (loss) per share – diluted	$0.31	$0.14	$0.55	$-
Weighted average number of common shares used to calculate net income (loss) per share — diluted	167,179	176,837	167,036	161,350

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss)	$51,291	$23,599	$92,064	$(13,787)
Adjustments:
Stock-based compensation	3,236	4,524	6,889	9,815
Restructuring expenses, net	-	(250)	(40)	18,309
Interest expense	7,203	8,356	16,344	16,426
Interest and investment income	(1,585)	(818)	(3,283)	(1,687)
Income tax expense	22,440	14,223	46,839	15,337
Depreciation and amortization	457	467	900	946
Adjusted EBITDA[1]	$83,042	$50,101	$159,713	$45,359

1 Adjusted EBITDA is calculated by subtracting net restructuring expenses, net interest expense, income taxes, depreciation and amortization and stock-based compensation, from GAAP net income.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
LINZESS U.S. net sales as reported by AbbVie[2]	$282,309	$248,001	$554,834	$386,478
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	62,987	76,886	127,614	143,793
Commercial profit on sales of LINZESS	$219,322	$171,115	$427,220	$242,685
Commercial Margin[4]	78%	69%	77%	63%

Ironwood’s share of net profit	109,661	85,558	213,610	121,343
Reimbursement for Ironwood’s commercial expenses[5]	384	125	657	3,108
Ironwood’s U.S. collaborative arrangements revenue	$110,045	$85,683	$214,267	$124,451

1 The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Year-over-year decrease reflects impact of the reduction to Ironwood’s commercial expenses and corresponding reimbursement from AbbVie due to Ironwood’s strategic reorganization announced in January 2025.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
LINZESS U.S. net sales as reported by AbbVie[2]	$282,309	$248,001	$554,834	$386,478
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	62,987	76,886	127,614	143,793
AbbVie & Ironwood R&D Expenses[4]	4,683	6,241	7,885	11,919
Total net profit on sales of LINZESS	$214,639	$164,874	$419,335	$230,766

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.